EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports First Quarter 2022 Results and Reconfirms Full Year 2022 Distribution Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) today announced its financial results for first quarter 2022.
HIGHLIGHTS
•Net income of $159 million for the first quarter 2022.
•Adjusted EBITDA1 of $1.0 billion for the first quarter 2022.
•Declared a cash distribution of $1.050 per common unit to unitholders of record as of May 5, 2022, comprised of a base amount equal to $0.775 and a variable amount equal to $0.275. The common unit distribution and the related general partner distribution will be paid on May 13, 2022.
•Reconfirming full year 2022 distribution guidance of $4.00 - $4.25 per common unit.
•In February 2022, in connection with a prior commitment by Cheniere Energy, Inc. (“Cheniere”) to collateralize financing for Train 6 of the SPL Project (defined below), our Board of Directors approved the entry by Sabine Pass Liquefaction, LLC (“SPL”) into agreements to novate from subsidiaries of Cheniere (i) two sale and purchase agreements (“SPAs”) entered into with ENN LNG (Singapore) Pte Ltd. and a subsidiary of Glencore plc, representing approximately 21 million tonnes of LNG to be delivered between 2023 and 2035 in aggregate, and (ii) an Integrated Production Marketing (“IPM”) agreement between Cheniere Corpus Christi Liquefaction Stage III, LLC and Tourmaline Oil Marketing Corp. (“Tourmaline”), a subsidiary of Tourmaline Oil Corp., under which SPL will purchase approximately 140,000 MMBtu per day of natural gas from Tourmaline at a price based on the Platts Japan Korea Marker (“JKM”), for a term of approximately 15 years beginning in early 2023. The assignment of the IPM agreement with Tourmaline was approved by our Board of Directors in conjunction with approval of a free on board SPA with Cheniere Marketing International LLP to sell LNG associated with the natural gas to be supplied under the assigned IPM agreement.
•In March 2022, the Federal Energy Regulatory Commission (“FERC”) and the U.S. Department of Transportation’s Pipeline and Hazardous Materials Safety Administration (“PHMSA”) jointly provided SPL with conditional approval to recommission, cooldown and place LNG Tank 1 in-service.
•In March 2022, the U.S. Department of Energy (“DOE”) issued a long-term order to SPL authorizing additional LNG exports to any country with which the United States has not entered into a free trade agreement. The total approved export volume increased to 1,661.94 billion cubic feet per year at the SPL Project. This authorization follows an order issued by the FERC in October 2021, which authorized increased production capacity at the Sabine Pass facility.

2022 FULL YEAR DISTRIBUTION GUIDANCE

2022
Distribution per Unit	$4.00	-	$4.25

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended March 31,
	2022	2021	% Change
Revenues	$3,328	$1,963	70%
Net income	$159	$347	(54)%
Adjusted EBITDA[1]	$1,031	$779	32%
LNG exported:
Number of cargoes	105	89	18%
Volumes (TBtu)	384	321	20%
LNG volumes loaded (TBtu)	385	317	21%
Net income decreased $188 million while Adjusted EBITDA1 increased $252 million during first quarter 2022 as compared to the corresponding 2021 period. The decrease in net income was primarily due to an increase in unrealized losses from changes in fair value of commodity derivatives, due primarily to instruments indexed to international LNG prices related to the Tourmaline IPM agreement at SPL, and partially offset by increased margins per MMBtu of LNG and increased volumes of LNG delivered.
During the quarter, we recognized in income 372 TBtu of LNG loaded from the SPL Project. During the first quarter, approximately 13 TBtu of commissioning LNG was exported from the SPL Project.
BALANCE SHEET MANAGEMENT
Capital Resources
As of March 31, 2022, our total liquidity position was approximately $2.9 billion. We had cash and cash equivalents of $1.2 billion. In addition, we had current restricted cash and cash equivalents of $136 million, $750 million of available commitments under our 2019 CQP Credit Facilities, and $832 million of available commitments under the SPL Working Capital Facility.
KEY FINANCIAL TRANSACTIONS
In February 2022, we announced the initiation of quarterly distributions to be comprised of a base amount plus a variable amount, which began with the distribution related to the first quarter of 2022. The common unit distribution with respect to the first quarter of 2022 is comprised of a base amount equal to $0.775 ($3.10 annualized), and a variable amount equal to the remaining available cash per unit, or $0.275, which takes into consideration, among other things, amounts reserved for annual debt repayment and capital allocation goals, anticipated capital expenditures to be funded with cash, and cash reserves to provide for the proper conduct of the business.
SPL PROJECT OVERVIEW
We own natural gas liquefaction facilities consisting of six operational liquefaction Trains, with a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”). On February 4, 2022, Train 6 of the SPL Project reached substantial completion.
As of April 30, 2022, over 1,600 cumulative LNG cargoes totaling over 110 million tonnes of LNG have been produced, loaded, and exported from the SPL Project.
DISTRIBUTIONS TO UNITHOLDERS
We declared a cash distribution of $1.050 per common unit to unitholders of record as of May 5, 2022, comprised of a base amount equal to $0.775 and a variable amount equal to $0.275. The common unit distribution and the related general partner distribution will be paid on May 13, 2022.

INVESTOR CONFERENCE CALL AND WEBCAST
Cheniere Energy, Inc. (“Cheniere”) will host a conference call to discuss its financial and operating results for first quarter 2022 on Wednesday, May 4, 2022, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities consisting of six operational liquefaction Trains with a total production capacity of approximately 30 mtpa of LNG. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and two marine berths with a third marine berth under construction. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding Cheniere Partners’ anticipated quarterly distributions and ability to make quarterly distributions at the base amount or any amount, (iii) statements regarding regulatory authorization and approval expectations, (iv) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (v) statements regarding the business operations and prospects of third-parties, (vi) statements regarding potential financing arrangements, (vii) statements regarding future discussions and entry into contracts, and (viii) statements regarding the COVID-19 pandemic and its impact on our business and operating results. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)
(unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenues
LNG revenues	$2,488	$1,669
LNG revenues—affiliate	757	214
Regasification revenues	68	67
Other revenues	15	13
Total revenues	3,328	1,963

Operating costs and expenses
Cost of sales (excluding items shown separately below)	2,562	948
Cost of sales—affiliate	5	42
Operating and maintenance expense	170	149
Operating and maintenance expense—affiliate	38	34
Operating and maintenance expense—related party	12	10
General and administrative expense	3	2
General and administrative expense—affiliate	23	21
Depreciation and amortization expense	153	139
Total operating costs and expenses	2,966	1,345

Income from operations	362	618

Other expense
Interest expense, net of capitalized interest	(203)	(217)
Loss on modification or extinguishment of debt	—	(54)
Total other expense	(203)	(271)

Net income	$159	$347

Basic and diluted net income (loss) per common unit	$(0.11)	$0.64

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	484.0	484.0

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	March 31,	December 31,
	2022	2021
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$1,156	$876
Restricted cash and cash equivalents	136	98
Trade and other receivables, net of current expected credit losses	434	580
Accounts receivable—affiliate	290	232
Accounts receivable—related party	—	1
Advances to affiliate	150	141
Inventory	149	176
Current derivative assets	24	21
Other current assets	93	87
Other current assets—affiliate	2	—
Total current assets	2,434	2,212

Property, plant and equipment, net of accumulated depreciation	16,915	16,830
Operating lease assets	96	98
Debt issuance costs, net of accumulated amortization	11	12
Derivative assets	30	33
Other non-current assets, net	172	173
Total assets	$19,658	$19,358

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$24	$21
Accrued liabilities	1,159	1,073
Accrued liabilities—related party	5	4
Due to affiliates	32	67
Deferred revenue	116	155
Deferred revenue—affiliate	—	1
Current operating lease liabilities	8	8
Current derivative liabilities	256	16
Total current liabilities	1,600	1,345

Long-term debt, net of premium, discount and debt issuance costs	17,184	17,177
Operating lease liabilities	87	89
Derivative liabilities	2,999	11
Other non-current liabilities—affiliate	18	18

Partners' equity (deficit)
Common unitholders’ interest (484.0 million units issued and outstanding at both March 31, 2022 and December 31, 2021)	(1,870)	1,024
General partner’s interest (2% interest with 9.9 million units issued and outstanding at March 31, 2022 and December 31, 2021)	(360)	(306)
Total partners' equity (deficit)	(2,230)	718
Total liabilities and partners' equity (deficit)	$19,658	$19,358

(1)Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Adjusted EBITDA
The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three months ended March 31, 2022 and 2021 (in millions):

	Three Months Ended March 31,
	2022	2021
Net income	$159	$347
Interest expense, net of capitalized interest	203	217
Loss on modification or extinguishment of debt	—	54
Income from operations	$362	$618
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	153	139
Loss from changes in fair value of commodity derivatives, net (1)	516	22
Adjusted EBITDA	$1,031	$779

(1) Change in fair value of commodity derivatives prior to contractual delivery or termination
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, and changes in the fair value of our commodity derivatives prior to contractual delivery or termination. The change in fair value of commodity derivatives is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.
Contacts
Cheniere Partners

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Phil West	713-375-5586